Exhibit 10.4

$65,000,000
CREDIT AGREEMENT
among
DELEK US HOLDINGS, INC.,
as Borrower,
The Several Lenders
from Time to Time Parties Hereto,
LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent,
LEHMAN BROTHERS INC.,
as Arranger and Joint Bookrunner
and
JPMORGAN CHASE BANK, N.A.,
as Documentation Agent, Arranger and Joint Bookrunner
Dated as of March 30, 2007

SCHEDULES:

1	Commitments
3.4	Consents
3.8	Defects in Title
3.15	Subsidiaries
3.17	Environmental Matters
6.2(b)	Existing Indebtedness
6.3(b)	Existing Liens
6.7	Existing Subsidiary Distribution Limitations
6.8	Transactions with Affiliates
EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Acceptance
D	Form of Legal Opinion of Fulbright & Jaworski L.L.P.
E	Form of Term Note
F	Form of Exemption Certificate
G	Form of Borrowing Notice
-iv-

          CREDIT AGREEMENT, dated as of March 30, 2007, among DELEK US HOLDINGS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”), LEHMAN BROTHERS INC., as arranger (in such capacity, the “Arranger”) and joint bookrunner, and JPMorgan Chase Bank, N.A. as documentation agent (in such capacity, the “Documentation Agent”), arranger (in such capacity, the “Arranger”) and joint bookrunner.
W I T N E S S E T H:
          WHEREAS, the Borrower has requested that the Lenders make an interim loan credit facility available to the Borrower in order to (i) fund a subordinated intercompany loan to MAPCO Express, Inc., the proceeds of which will be used to pay a portion of the acquisition costs for Calfee Company of Dalton, Inc. and (ii) pay costs and expenses incurred in connection herewith; and
          WHEREAS, MAPCO Express, Inc. expects to complete its acquisition of all or substantially all of the 107 stores owned by Calfee Company of Dalton, Inc. (the “Calfee Acquisition”) substantially contemporaneously with the transaction contemplated by this Agreement; and
          WHEREAS, the Lenders are willing to make such interim loan credit facility available upon and subject to the terms and conditions hereinafter set forth.
          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “Administrative Agent”: as defined in the preamble hereto.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Documentation Agent and the Administrative Agent.

          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Effective Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Term Loans.
          “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.
          “Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.
          “Applicable Margin”: a per annum rate for each period set forth below:

	Base Rate	Eurodollar
	Loans	Loans
From and including the Effective Date to but excluding the date which is 180 days after the Effective Date	1.0%	2.0%

From and including the date which is 180 days after the Effective Date to but excluding the date which is 360 days after the Effective Date	1.5%	2.5%

From and including the date which is 360 days after the Effective Date to but excluding the date which is 450 days after the Effective Date	2.0%	3.0%

From and including the date which is 450 days after the Effective Date to but excluding the date which is 540 days after the Effective Date	2.5%	3.5%

Thereafter	3.0%	4.0%
          “Arranger”: as defined in the preamble hereto.
          “Assignee”: as defined in Section 9.6(c).

          “Assignor”: as defined in Section 9.6(c).
          “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable publicly available page as may, in the reasonable opinion of the Administrative Agent after notice to the Borrower, replace such page for the purpose of displaying such rate if such rate no longer appears on the British Bankers Association Telerate page 5), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.
          “Benefitted Lender”: as defined in Section 9.7.
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble hereto.
          “Borrowing Notice”: with respect to any request for borrowing of Term Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit G, delivered to the Administrative Agent.
          “Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Business Unit”: as defined in the definition of “Consolidated EBITDA.”
          “Calfee Acquisition”: as defined in the recitals hereto.
          “Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), and directly or indirectly, of more than 35% of the outstanding common stock of the Borrower; and (b) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1 hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Commitments is $65,000,000.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit A.
          “Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining such Consolidated Net Income), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-cash income and (d) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-

cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis; provided that, for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period:
     (i) the Consolidated EBITDA of any Person (or attributable to assets constituting an ongoing business (a “Business Unit”)) acquired by the Borrower or its Subsidiaries during such period (including, without limitation, the Person acquired in connection with the Calfee Acquisition) shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries or of such Business Unit as at the end of the period preceding the acquisition of such Person or of such Business Unit and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent; and
     (ii) the Consolidated EBITDA of any Person or Business Unit Disposed of by the Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).
          “Consolidated Funded Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section 1.1 at such date, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA of the Borrower for such period.
          “Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
          “Continuing Directors”: the directors of the Borrower on the Effective Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least 60% of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of the Borrower.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
          “Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Derivatives Counterparty”: as defined in Section 6.6.
          “Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Documentation Agent”: as defined in the preamble hereto.
          “Dollars” and “$”: dollars in lawful currency of the United States of America.
          “Effective Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied.
          “Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.
          “Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations pursuant to or required under any applicable Environmental Law.

          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.
          “Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 — Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Facility”: the Commitments and the Term Loans made thereunder.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          “Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section 1.1.
          “Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
          “Indemnified Liabilities”: as defined in Section 9.5.
          “Indemnitee”: as defined in Section 9.5.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(2) any Interest Period for any Term Loan that would otherwise extend beyond the date final payment is due on the Term Loans shall end on such date; and
(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
          “Lehman Entity”: any of Lehman Commercial Paper Inc. or any of its affiliates.
          “Lenders”: as defined in the preamble hereto.
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement and the Notes.
          “Material Adverse Effect”: a material adverse effect on (a) the Calfee Acquisition, (b) the business, assets, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.
          “Material Environmental Amount”: an amount or amounts payable by the Borrower and/or any of its Subsidiaries, in the aggregate in excess of $20,000,000, for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law; provided, that, for purposes of providing notice under Section 5.7(c), such Material Environmental Amount shall be $5,000,000.

          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or materials of any kind, whether or not any such substance or material is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.
          “Maturity Date”: the date which is second anniversary of the Effective Date.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Non-Excluded Taxes”: as defined in Section 2.14(b).
          “Non-U.S. Lender”: as defined in Section 2.14(f).
          “Note”: any promissory note evidencing any Loan.
          “Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant”: as defined in Section 9.6(b).
          “Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permitted Investors”: the collective reference to Delek Group Ltd. and its Control Investment Affiliates.

          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pro Forma Balance Sheet”: as defined in Section 3.1(a).
          “Projections”: the annual projected consolidated financial statements of the Borrower and its Subsidiaries for fiscal years 2007, 2008 and 2009.
          “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.
          “Register”: as defined in Section 9.6(c).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of (a) until the Effective Date, the Commitments and (b) thereafter, more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          “Responsible Officer”: with respect to the Borrower, the chief executive officer, president, chief financial officer or the treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or the treasurer of the Borrower.
          “Restricted Payments”: as defined in Section 6.6.
          “SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
          “Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Term Loan”: as defined in Section 2.1.
          “Term Loan Lender”: each Lender that has a Commitment or is the holder of a Term Loan.
          “Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Effective Date, the percentage which the aggregate principal amount of such Lender’s Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

          “Term Note”: as defined in Section 2.3(e).
          “Transferee”: as defined in Section 9.14.
          “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (e) The calculation of the Consolidated Leverage Ratio in Section 6.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          2.1 Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make term loans (each, a “Term Loan”) to the Borrower in a single funding on the Effective Date in the principal amount equal to the amount of the Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7. Term Loans that are repaid may not be reborrowed.
          2.2 Effective Date Procedure for Term Loans. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Effective Date) specifying (i) the date that will be the Effective Date and (ii) Term Loans in the aggregate amount of the Commitments are to be made to the Borrower on the Effective Date. The Term Loans made on the Effective Date shall initially be Base Rate Loans or Eurodollar Loans, as specified in the Borrowing Notice delivered in accordance with this Section 2.2. Not later than 12:00 Noon, New York City time, on the Effective Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender on the Effective Date. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders, in like funds as received by the Administrative Agent in accordance with the Borrowing Notice.
          2.3 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender, the outstanding principal amount of each Term Loan at the Maturity Date (or on such earlier date on which the Term Loans become due and payable pursuant to Section 7). The Borrower hereby further agrees to pay interest on the outstanding principal amount of the Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.9.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
          (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, of such Lender, substantially in the form of Exhibit E (a “Term Note”), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Effective Date or the making of the Loans.
          2.4 Fees, etc. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

          2.5 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 12:00 Noon, New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.
          2.6 Mandatory Prepayments . (a) If any Funded Debt of the type described in clauses (a) and (c) of the definition of “Indebtedness” in Section 1.1 shall be incurred by the Borrower, the Borrower shall prepay Term Loans in an amount equal to the net proceeds of such Funded Debt on the date of incurrence.
          (b) If the Calfee Acquisition is not substantially completed within ten Business Days of the Effective Date, then the Borrower shall prepay the Term Loans in full on the tenth Business Day after the Effective Date.
          2.7 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the Maturity Date. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Maturity Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest

Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          2.8 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.
          2.9 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.
          (b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.
          (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid within five days after the time when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          2.10 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).
          2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
          2.12 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Term Loan Percentages of the relevant Lenders. Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
          (b) Each payment (including each prepayment) on account of principal of the Term Loans outstanding shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.
          (c) The application of any payment of Loans (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each payment of the Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.

          (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing made available by the Administrative Agent to the Borrower is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.
          (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

          (g) Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent.
          2.13 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
     (ii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.14 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, franchise taxes (imposed in lieu of net income taxes) and branch profits taxes imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e) or (f) of this Section, (ii) that are attributable to the certifications made in the forms or statements delivered by such Lender pursuant to (d), (e) or (f) of this Section being untrue or inaccurate on the date delivered in any material respect, (iii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, including without limitation on the date hereof, except that if such Lender is an Assignee then the Borrower shall be required to increase any such amounts payable pursuant to this Section 2.14(a) to the extent that such Lender’s assignor was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a), or (iv) that are imposed on payments to a lending office newly designated by a Lender other than pursuant to Section 2.17 (a “New Lending Office”), provided that this clause (iv) shall not apply to the extent the additional amounts any Lender (or Transferee) would be entitled to receive do not exceed any additional amounts such Lender would have been entitled to receive if a New Lending Office had not been designated..
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. Notwithstanding anything to the contrary in this Section 2.14(c), the Borrower shall not be obligated to indemnify any Agent or any Lender for any portion of such incremental taxes, interest or penalties accruing on such Non-Excluded Taxes or Other Taxes to the extent such liability is attributable to a failure or delay by the Agent or such Lender, as applicable, in making demand for such Non-Excluded Taxes or Other Taxes. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8IMY claiming eligibility of such Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms or statements shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender (or Participant) shall deliver such forms or statement promptly upon the obsolescence or invalidity of any form or statement previously delivered by such Non-U.S. Lender (or Participant). Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.14(d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
          (e) Upon the Borrower’s reasonable request, each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent two copies of U.S. Internal Revenue Service Form W-9 (or applicable successor form).
          (f) A Lender (or Transferee) that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender (or Transferee) is legally entitled to complete, execute and deliver such documentation and in such Lender’s (or Transferee’s) reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender (or Transferee).
          (g) If the Administrative Agent or a Lender determines, in its discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) by the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          2.15 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.16 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.15.

          2.17 Cooperation; Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13, 2.14(b) or 2.16 with respect to such Lender or if the Borrower is required to pay additional amounts to or for the account of any Lender or Agent pursuant to Section 2.14(a), it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to file any certificate or document reasonably requested by the Borrower or to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such certification, documentation or designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13, 2.14 or 2.16.
          2.18 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14 or gives a notice of illegality pursuant to Section 2.16 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.17 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.16, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.15 (as though Section 2.15 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
SECTION 3. REPRESENTATIONS AND WARRANTIES
          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
          3.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Effective Date and the use of proceeds thereof and (ii) the payment of estimated fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated combined financial position of the Borrower and its consolidated Subsidiaries as at December 31, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.
          (b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2005 and December 31, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries, as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower and its consolidated Subsidiaries do not have any material Guarantee Obligations (other than Guarantee Obligations of the Borrower or its Subsidiaries in support of obligations of Subsidiaries in the ordinary course of business consistent with past practice), contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2006 to and including the date hereof there has been no Disposition by the Borrower and its consolidated Subsidiaries of any material part of their business or Property.
          3.2 No Change. Since December 31, 2006 there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.
          3.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent the failure to so qualify would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.4 Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder. The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the borrowings on the terms and conditions of this Agreement. Subject to Schedule 3.4, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except consents, authorizations, filings and notices that have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.
          3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.
          3.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          3.8 Ownership of Property; Liens. Except as described on Schedule 3.8, each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, subject only to Liens in favor of its secured creditors and such defects in title that do not materially affect the use or value of such property.
          3.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all intellectual property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any intellectual property or the validity or effectiveness of any intellectual property, nor does the Borrower know of any valid basis for any such claim. The use of intellectual property by the Borrower and its Subsidiaries does not, to their knowledge, infringe on the rights of any Person in any material respect.

          3.10 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all federal and state income tax returns and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no material tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than Liens for current taxes not yet due and payable).
          3.11 Federal Regulations. No part of the proceeds of any loans, and no other extensions of credit hereunder, will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
          3.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable requirement of law dealing with such matters that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.
          3.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period on the assets of the Borrower or any Commonly Controlled Entity. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in reorganization or insolvent.
          3.14 Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          3.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 3.15 constitute all the Subsidiaries of the Borrower at the date hereof. Schedule 3.15 sets forth as of the Effective Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by the Borrower.
          (b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or awards granted to employees, consultants or directors and directors’ qualifying shares) to issue any Capital Stock of the Borrower or any of its Subsidiaries.
          3.16 Use of Proceeds. The proceeds of the Term Loans shall be used to to fund a subordinated intercompany loan to MAPCO Express, Inc., the proceeds of which will be used to pay a portion of the Calfee Acquisition costs and related fees and expenses (including fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby).
          3.17 Environmental Matters. Subject to Schedule 3.17, other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in the payment of a Material Environmental Amount (after giving effect to any insurance coverage or any third party indemnity as to which the third party indemnitor has acknowledged coverage):
     (a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained.
     (b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which would reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries (it being understood that noncompliance with this clause (iii) shall be deemed not to constitute a breach of this Section 3.17(b)(iii) if such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).
     (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.
     (d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.
     (e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.
     (f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.
          3.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The Projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact (other than facts relating to general economic conditions) known to the Borrower that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          3.19 Solvency. The Borrower and its Subsidiaries, taken together, are and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.
SECTION 4. CONDITIONS PRECEDENT
          4.1 Conditions to Effectiveness. The occurrence of the Effective Date and the agreement of each Lender to make extensions of credit requested to be made by it hereunder are subject to the satisfaction, on or prior to March 30, 2007, of the following conditions precedent:
     (a) Loan Documents. The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of the Borrower.
     (b) Pro Forma Balance Sheet; Financial Statements; Projections. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the 2005 and 2006 fiscal years, (iii) unaudited interim consolidated financial statements of the Borrower and its consolidated Subsidiaries for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and (iv) the Projections.
     (c) Approvals. All governmental and third party approvals (including landlords’ and other consents) necessary in connection with the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect.
     (d) Related Agreements. The Administrative Agent shall have received (delivered by a method reasonably satisfactory to the Administrative Agent), true and correct copies of (i) the purchase agreement relating to the Calfee Acquisition (which agreement shall be in full force and effect and the closing of the Calfee Acquisition shall be scheduled to occur no more than 5 Business Days after the Effective Date), and (ii) such documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower may be a party.
     (e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.
     (f) Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Effective Date, substantially in the form of Exhibit B, with appropriate insertions and attachments.

     (g) Legal Opinions. The Administrative Agent shall have received the legal opinion of Fulbright & Jaworski L.L.P., counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit D. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and shall be addressed to the Administrative Agent and the Lenders.
     (h) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.5 hereto that (i) provide for at least 30 days’ notice to the Administrative Agent of termination, lapse or cancellation and (ii) name the Administrative Agent as insured party or loss payee.
     (i) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit made on the Effective Date.
     (j) PATRIOT Act. The Lenders shall have received, sufficiently in advance of the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act.
SECTION 5. AFFIRMATIVE COVENANTS
          The Borrower agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:
          5.1 Financial Statements. Furnish to the Administrative Agent and each Lender:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of each of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in comparative form the figures as of the end of and for the previous year, and reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and
     (b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheet of each of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments) and (ii) in the case of the quarterly period ending on June 30, 2007, only, an updated Pro Forma Balance Sheet satisfying the requirements of Section

3.1(a) but also giving pro forma effect to the Calfee Acquisition as at December 31, 2006;
all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
          5.2 Certificates; Other Information. Furnish to each Agent and each Lender, or, in the case of clause (f), to the relevant Lender:
     (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);
     (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officers have obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) other filings specified in such Compliance Certificate as being required to be delivered therewith;
     (c) as soon as available, and in any event no later than 50 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, projected cash flows and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year, which projections shall in each case be accompanied by a certificate of a Responsible Officer of the Borrower stating that such projections are based on reasonable estimates, information and assumptions and that such Responsible Officers have no reason to believe that such projections are incorrect or misleading in any material respect;
     (d) within 50 days after the end of the first three fiscal quarters of the Borrower and within 90 days after the end of each fiscal year of the Borrower, a narrative discussion and analysis of the consolidated financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;
     (e) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and
     (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
          The Borrower shall be deemed to have provided each Agent and the Lenders the financial statements required pursuant to Section 5.1, the narrative discussion and analysis required pursuant to Section 5.2(d), and the financial statements and reports required by Section 5.2(e) if it has filed such reports with the Securities and Exchange Commission via the Edgar filing system and such reports are made publicly available.
          5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.
          5.4 Conduct of Business and Maintenance of Existence; Compliance. (a)(i) Subject to Section 6.4, preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and
          (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and environmental insurance in coverage and amounts reasonably satisfactory to the Administrative Agent.
          5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (but not more than two visits in any calendar year unless an Event of Default has occurred and is continuing) and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with their independent certified public accountants (such discussions with the independent certified accountants to be in the presence of an officer of employee of the Borrower or its Subsidiaries).
          5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding against the Borrower or any of its Subsidiaries (i) in which the amount involved is $3,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;
     (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien on the assets of the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;
     (e) as soon as possible and in any event within 30 days of obtaining knowledge thereof: (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, would reasonably be expected to result in the payment by the Borrower and its Subsidiaries, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any Governmental Authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, the Borrower or any of its Subsidiaries, which denial, revocation or refusal would reasonably be expected to materially impact the Borrower or any of its Subsidiaries; and
     (f) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the related Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.
          5.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          (c) Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in a material liability to the Borrower or any of its Subsidiaries or to materially affect any real property owned or leased by any of them; and use reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that would reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, the Borrower or any of its Subsidiaries. Noncompliance with any of the foregoing shall be deemed not to constitute a breach of this Section 5.8(c); provided that, upon learning of such noncompliance or suspected noncompliance, the Borrower shall promptly undertake reasonable efforts to achieve compliance, and provided further that, such noncompliance and any other noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.9 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
SECTION 6. NEGATIVE COVENANTS
          The Borrower hereby agrees that, so long as the Commitments remain in effect or other amount is owing to any Lender or any Agent hereunder, the Borrower shall not:

          6.1 Financial Condition Covenants.
     Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower, commencing with the first fiscal quarter ending after the Effective Date, to exceed 2.75 to 1.0.
          6.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness of the Borrower pursuant to any Loan Document;
     (b) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(b) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);
     (c) Funded Debt of the type described in clauses (a) and (c) of the definition of “Indebtedness” in Section 1.1 (the net proceeds of which are to be applied to the prepayment of the Term Loans pursuant to Section 2.6(a));
     (d) Guarantee Obligations of the Borrower in respect of Capital Lease Obligations of its Subsidiaries in an aggregate amount at any time outstanding not to exceed $5,000,000.
          6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 45 days or that are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and
     (e) Liens in existence on the date hereof listed on Schedule 6.3(b), securing Indebtedness permitted by Section 6.2(b), provided that the amount of Indebtedness secured thereby is not increased.

          6.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, or stock or other evidence of beneficial ownership of, any Person or business unit of any Person, except that:
     (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation); and
     (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower.
          6.5 Limitation on Disposition of Property. Dispose of any of its Property, and shall not permit any of its Subsidiaries to, directly or indirectly, dispose of any of their respective Properties (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete or worn out property in the ordinary course of business;
     (b) the sale of inventory in the ordinary course of business;
     (c) Dispositions permitted by Section 6.4(b);
     (d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower;
     (e) the Disposition of other assets having a fair market value not to exceed $20,000,000 in the aggregate for any fiscal year of the Borrower; and
     (f) any Recovery Event so long as the net proceeds received on account thereof are reinvested in the business of the Borrower and its Subsidiaries or are applied to the prepayment of outstanding Indebtedness of the Borrower or its Subsidiaries in accordance with the terms of the agreements governing such Indebtedness.
          6.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that the Borrower may make Restricted Payments in the form of (i) annual dividends in respect of Capital Stock not to exceed an aggregate amount of

$10,000,000 per annum, and (ii) a one-time special dividend in an amount not to exceed $15,000,000.
          6.7 Limitation on Restrictions on Subsidiary Distributions. Permit any of its Subsidiaries, directly or indirectly, to enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to any Borrower or any other Subsidiary, except in each case for such encumbrances or restrictions existing under or by reason of (i) any restrictions pursuant to agreements in existence on the date hereof listed on Schedule 6.7 and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.
          6.8 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any direct or indirect wholly owned Subsidiary) unless such transaction is (i) pursuant to an arrangement in existence on the Effective Date and described in Schedule 6.8 or (ii)(a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or its Subsidiaries (including, but without limitation, management fees paid by the Borrower to Subsidiaries for services provided by such Subsidiaries to the Borrower), as the case may be, and (c) upon fair and reasonable terms no less favorable in the aggregate to the Borrower or its Subsidiaries, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
          6.9 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
          6.10 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.
SECTION 7. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
     (a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
     (b) any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this

Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
     (c) the Borrower shall default in the observance or performance of any agreement contained in Section 6 or Section 6; provided that with respect to a default in the observance or performance of the requirements of Section 5 (other than clause (i) or (ii) of Section 5.4(a)), the Borrower shall have 15 days to remedy such default; or
     (d) the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or
     (e) the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or
     (f) (i) the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; provided, that issuance of a warrant of distraint or assertion of a lien for unpaid taxes in connection with a case, proceeding or other action described in clause (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, such warrant of distraint or assertion of a lien are for unpaid taxes in the aggregate amount in excess of $5,000,000; or
     (g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or
     (h) one or more material judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
     (i) any order, judgment or decree shall be entered against the Borrower or any Subsidiary decreeing the dissolution or split up of the Borrower or such Subsidiary, as the case may be, and such order shall remain undischarged or unstayed for a period in excess of 30 days; or
     (j) the Borrower suspends the operations of the businesses in which it is engaged on the date of this Agreement; or
     (k) any Change of Control shall occur.

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.
SECTION 8. THE AGENTS
          8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.
          8.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          8.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

          8.4 Reliance by the Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          8.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          8.6 Non-Reliance on the Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          8.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
          8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          8.10 The Arrangers and the Documentation Agent. Neither the Arrangers nor the Documentation Agent, in their respective capacities as such, shall not have any duties or responsibilities, shall any such Person incur any liability, under this Agreement and the other Loan Documents.
SECTION 9. MISCELLANEOUS
          9.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and the Borrower may, or (with the written consent of the Required Lenders) the Administrative Agent and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
     (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;
     (ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required

Lenders or Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the consent of all the Lenders;
     (iii) reduce the percentage specified in the definition of Required Lenders without the consent of all of the Lenders;
     (iv) amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;
     (v) amend, modify or waive any provision of Section 2.12 without the consent of each Lender directly affected thereby;
     (vi) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.6 without the consent of each Lender directly affected thereby.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.
          For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders of any additional extensions of credit in any determination of the Required Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Loans in the application of mandatory prepayments without the consent of the Required Lenders.
          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or modification of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement “C” term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or no less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.
          9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Delek US Holdings, Inc.:	Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attention: Ed Morgan, Chief Financial Officer
Telecopy: (615) 224-1185
Telephone: (615) 224-1159

with a copy to:	Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, NY 10103-3198
Attention: Mara Rogers, Esq.
Telecopy: (212) 318-3400
Telephone: (212) 318-3206

The Administrative Agent:	Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, NY 10019
Attention: Brian McNany
Telecopy: (212) 526-6643
Telephone: (212) 526-6590

The Documentation Agent	JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor 07
Chicago, IL 60603
Attention: Ernest Misiora
Telephone: 312-732-7659
provided that any notice, request or demand to or upon any Agent, any Lender shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          9.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          9.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facility (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds thereof, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any violation of, non-compliance with or liability under any Environmental Laws related in any way to the Borrower or any of its Subsidiaries or any or their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facility. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution from the Lenders or any other rights of recovery from the Lenders with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, provided that, such waiver shall not apply if, and to the extent, such claim for contribution or recovery arises out of the gross negligence or willful misconduct of such Indemnitee as found by a final nonappealable decision of a court of competent jurisdiction. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the president and the chief financial officer of the Borrower, at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.
          9.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.
          (b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.14, such Participant shall have complied with the requirements of said Section (including the requirements of Section 2.14(d) or Section 2.14(e) as applicable, as though it were a Lender), and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
          (c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) (provided that no such consent need be obtained by any Lehman Entity), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit C, executed by such Assignee and such Assignor and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof, including any Related Fund) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a

Lender’s interests under this Agreement) and, after giving effect thereto, the assigning Lender (if it shall retain any commitments or Loans) shall have commitments and Loans aggregating at least $1,000,000, in each case, unless otherwise agreed by the Borrower and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.13, 2.14 and 9.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.
          (d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the applicable Term Notes of the assigning Lender) new applicable Term Notes to the order of such Assignee in an amount equal to the applicable Term Loans assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained Term Loans, upon request, new Term Notes to the order of the Assignor in an amount equal to the applicable Term Loans retained by it hereunder. Such new Note or Notes shall be dated the Effective Date and shall otherwise be in the form of the Note or Notes replaced thereby.
          (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.
          (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.
          9.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other

Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

     (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          9.13 Acknowledgments. The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither the Arrangers, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents and the Lenders or among the Borrower and the Lenders.
          9.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by the Borrower or its Subsidiaries pursuant to this Agreement that is designated by the Borrower or Subsidiary as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arrangers, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.
          9.15 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          9.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DELEK US HOLDINGS, INC.

By

Name
Title

By

Name
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LEHMAN BROTHERS INC., as Arranger

By

Name
Title

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent and Lender

By

Name
Title

JPMORGAN CHASE BANK, N.A., as Documentation Agent, Arranger and Lender

By

Name
Title